DAVIS POLK & WARDWELL
                           450 Lexington Avenue
                           New York, N.Y. 10017

                               212-450-4000



                                    March 31, 1998

Sealed Air Corporation
Park 80 East
Saddle Brook, NJ 07663


Ladies and Gentlemen:

               We have acted as counsel for Sealed Air Corporation, a Delaware corporation ("Sealed Air"), in connection with the proposed merger (the "Merger") of Packco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of W.R. Grace & Co., a Delaware corporation ("Grace"), with and into Sealed Air pursuant to an Agreement and Plan of Merger dated as of August 14, 1997 (the "Agreement")(1), among Sealed Air, Grace and Packco Acquisition Corp. Under the Agreement each of the issued and outstanding Sealed Air Common Shares(2) not owned directly or indirectly by Sealed Air or Grace will be converted into the right to receive Newco Common Shares.

------------
(1) References contained in this opinion to the Agreement include each document attached as an exhibit or annex thereto.

(2) Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.


               In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger. In providing our opinion, we have examined the Agreement, the Joint Proxy Statement/Prospectus dated February 13, 1998 (the "Joint Proxy Statement/Prospectus") and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Agreement and
(ii) the representations made to us by W.R. Grace & Co.-Conn. ("Grace-Conn.") and Sealed Air in their respective letters to us dated March 31, 1998, and delivered to us for purposes of this opinion are accurate and complete.

               Based upon the foregoing, in our opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Grace and Sealed Air will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Accordingly, no gain or loss will be recognized by the stockholders of Sealed Air upon their exchange of Sealed Air Common Shares for Newco Common Shares under Section 354 of the Code.

               The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, and the statements contained in the letters from Grace-Conn. and Sealed Air referred to above, which we have assumed will be true and complete as of the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents is, or later becomes, inaccurate, or if any of the statements contained in the letters from Grace-Conn. or Sealed Air referred to above are, or later become, inaccurate or incomplete. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

               We are furnishing this opinion solely in connection with the transactions contemplated by the agreements, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our prior written consent.

               We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus, including any post-effective amendments thereof, of Grace relating to the Merger. In addition, we consent to the reference to us under the captions "The Reorganization and Merger," "The Distribution and Merger Agreements" and "Legal Matters" in the Joint Proxy Statement/Prospectus, dated as of February 17, 1998. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1944, as amended.

                                   Very truly yours,


                                   /s/ Davis Polk & Wardwell